EX 99.28(l)

[Curian Capital, LLC Graphic Omitted]

Initial Capital Agreement

March 25, 2011

Board of Trustees of Curian Series Trust
7601 Technology Way
Denver, Colorado 80237

Ladies and Gentlemen:

The undersigned hereby subscribes for the following 1)  4,000 shares of beneficial interest, no par value, of the Curian/PIMCO Income Fund; 2)  4,000 shares of beneficial interest, no par value, of the Curian/PIMCO Total Return Fund; and 3)  4,000 shares of beneficial interest, no par value, of the Curian/WMC International Equity Fund (the Curian/PIMCO Income Fund, Curian/PIMCO Total Return Fund, and the Curian/WMC International Equity Fund shall collectively be referred to as the “Funds”), each a series of Curian Series Trust, at $10.00 per share for an aggregate purchase price of $120,000 (collectively, the shares of beneficial interest of the Funds shall be referred to as the “Shares”).  Our payment in full is hereby confirmed.

The undersigned represents and agrees that it is:  1) an accredited investor within the meaning of the Securities Act of 1933 (the “1933 Act”); 2) purchasing the Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the 1933 Act, nor with any present intention of distributing or selling the Shares; and 3) the investment adviser to the Funds and therefore intimately familiar with all material factors associated with this investment, including all risks associated therewith.

Very truly yours,

Curian Capital, LLC

By:  /s/ Michael Bell
Printed Name: Michael Bell
Title: President and Chief Executive Officer

Confirmed and Accepted:

By:  /s/ Susan S. Rhee
Printed Name: Susan S. Rhee
Title: Vice President, Chief Legal Officer, and Secretary of Curian Series Trust